EXHIBIT 21.1

                              UNIPHASE CORPORATION
                                  SUBSIDIARIES
                                (ALL 100% OWNED)



Uniphase Ltd.
   (Incorporated in the United Kingdom)

Uniphase GmbH
   (Incorporated in Germany)

Uniphase Telecommunications Products, Inc.
   (Incorporated in Delaware)

Uniphase International (Barbados) Limited
   (Incorporated in Barbados)

Uniphase International Limited
   (Incorporated in Bermuda)

UTP Fibreoptics Limited
   (Incorporated in the United Kingdom)

Uniphase Laser Enterprise AG
   (Incorporated in Switzerland)

Ultrapointe Corp.
   (Incorporated in California)

Uniphase Australia PTY Limited
   (Incorporated in Australia)

Uniphase U.K. Holdings, Inc.
   (Incorporated in Delaware)

Uniphase OPTO Holdings, Inc.
   (Incorporated in Delaware)

Uniphase Netherlands B.V.
   (Incorporated in Holland)